March 3, 2025

Mr. Omar Khan

Dear Omar:

I am pleased to offer you a position as Executive Vice President & Chief Business Officer, with all of the duties, authorities and responsibilities commensurate with this role, for ADT LLC (with its affiliates and successors, the "Company", or "ADT"), and subject to approval by the Compensation Committee of the Board of Directors. This position will report to Jim DeVries, President & Chief Executive Officer. As discussed, you will continue to maintain a residence in Colorado, but with expected regular work attendance in Boca Raton.

Your employment will begin on March 4, 2025. Your compensation and benefits are described below.

Base Salary

You will receive a bi-weekly salary of $23,076.92 ($600,000 annualized) effective on your start date. This salary level will be reviewed on an annual basis beginning in 2026 and may be adjusted based on your performance and that of the Company.

Sign-on Bonus:
You will also receive a cash sign-on bonus of $350,000 to be paid as soon as administratively practical after your employment start date, subject to execution of a Sign-On Bonus Repayment Agreement. This bonus is taxable, and the payment of a sign-on bonus will reflect standard withholding deductions. Should you voluntarily terminate your employment or be terminated for cause within two years of your start date, you must repay this one-time bonus in full.

Annual Incentive Plan

You will be eligible to participate in the Company's annual incentive plan for Fiscal Year 2025 with payment in early 2026. Under this plan, your target bonus will equal 100% of your annual base salary. Determination of actual award levels relative to the target bonus will be based on the Company's financial performance as well as your individual contribution, and awards will be paid in accordance with the terms of the plan. For Fiscal Year 2025, the annual incentive award will be prorated based on your hire date.

Long Term Incentive Program

You will be eligible to participate in the annual long-term incentive program of ADT LLC in 2025 at the time the Company makes such grants to employees. The grant date value for your annual award is $1,000,000, as approved by the Compensation Committee of the Board of Directors. You will receive more information about your awards detailing the terms and conditions after they have been granted and approved by the Compensation Committee. For Fiscal Year 2025, the annual long-term incentive award will NOT be prorated based on your hire date.

New Hire Equity Grant

You will also receive a one-time sign-on equity award of 1,000,000 Stock Options following your hire date, as

approved by the Compensation Committee of the Board of Directors. The Stock Options will have a strike price equal to the closing price on the date of grant and will vest in equal increments over a 3-year period. You will receive more information about your awards detailing the terms and conditions after they have been granted and approved by the Compensation Committee.

Benefits

ADT offers a comprehensive benefits package including several choices in medical, dental, vision and disability programs as well as a variety of voluntary benefits. You will be eligible to participate in the benefits program effective the first of the month following 31 days of employment. You will receive additional information regarding your benefits during your Company New Hire Orientation. If you do not receive your benefits package within 31-days of your hire date, you should contact EmployeeAccess at 1-888-833-1839.

ADT Retirement Savings and Investment Plan ("RSIP," or "401(k) Plan")
You are eligible to participate in the 401(k) Plan from your date of hire. The 401(k) Plan provides for retirement savings through pre-tax and/or Roth employee contributions and a Company matching contribution. You will be fully vested in the Company matching contribution after three years of service.

ADT Supplemental Savings and Retirement Plan ("SSRP")
In addition to the 401(k) Plan, the Company offers you another opportunity to save money on a tax-deferred basis above the IRS or Plan limits within the 401(k) Plan. Under this non-qualified program, you may defer a portion of your base salary and/or annual performance-based bonus and have the opportunity to receive distributions while still working for ADT. If you participate in the SSRP, you may receive Company contributions equal to the matching percentage rate you would be eligible to receive under the 401(k) Plan. Limited plan options are available during mid-year enrollments, while all options are available during annual enrollment, held each December for the upcoming Plan year. More details are available within your enrollment materials, which will be provided to you after your hire date.

Medical and/or Dental Plans
You will be eligible to participate in the Company-sponsored Medical and/or Dental plan, on a contributory basis, effective the first of the month following 31 days of employment with the Company. All of our benefit programs are reviewed annually and changes in plan design and/or employee contributions are the norm.

Executive Physical Program
You will be eligible to participate in the Company's Executive Health Management Program. Information will be sent to you under separate cover.

Paid Time Off (PTO) and Holidays
You will be eligible for paid time off (PTO) in accordance with the Company PTO policy. You will be provided with details during new hire orientation. Additionally, you will be provided with a copy of this year's holiday schedule.

Severance Plans
You will be eligible to participate in The ADT INC. Severance Plan for U.S. Officers and Executives ("Severance Plan").

Governing Law

The validity, interpretation, construction and performance of the provisions of this offer letter shall be governed by the laws of the state of Florida without reference to principles of conflicts of laws that would direct the application of the law of any other jurisdiction. In the event of any dispute between the parties, it is agreed that the United States courts shall be the exclusive forum for the resolution of the same.

Severability; Successors

The invalidity or unenforceability of any provision of this offer letter will not affect the validity or enforceability of the other provisions of this offer letter, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed, and to the extent necessary will be deemed to be amended, so as to be enforceable to the maximum extent compatible with applicable law. Any non-solicitation and/or non-competition provision contained in this offer letter is expressly intended to benefit the Company (which includes all parents, subsidiaries, and/or affiliated entities as third-party beneficiaries) and its successors and assigns; and the parties expressly authorize the Company (including all third party beneficiaries) and its successors and assigns to enforce these provisions.

Employment Relationship; Modification of Terms of Offer

Please be advised that neither this letter nor any statement made by ADT or its parents, subsidiaries, or affiliates is intended to be a contract of employment for a definite period of time. That means that the employment relationship established by this letter is "at will" and either you or ADT may terminate the employment relationship at any time and for any reason, with or without cause or notice. The Company may from time to time and in its own discretion, change the terms and conditions of your employment with or without notice.

Conditions of Employment

Your employment is contingent upon the following which will be described below in greater detail:

- Execution of this offer letter
- Successful completion of a background check
- Successful completion of a drug test
- Documentation of your identity and unrestricted legal authority to work in the United States

Additionally, your on-going employment will be conditioned upon: 1) execution of and on-going compliance with the Company's Non-Competition and Non-Solicitation Agreement; 2) execution of and on-going compliance with the Company's Confidentiality and New Inventions Agreement; and 3) your acknowledgement of and compliance with the ADT Code of Conduct, which will be provided for your review during your first week of employment.

To indicate your acceptance of this offer, please return a signed copy of this letter to me. Once you have indicated your acceptance of this offer, you will receive an email from ADT with a link that you will need to access in order to provide additional information so that we may conduct your background investigation and drug screening.

After submitting your background investigation information, you will receive an email from First Advantage with a link to obtain your drug screening form. Drug screening must be completed within 48 business hours of receipt of the drug testing instructions email.

The background investigation must be completed and cleared before your first day of employment. A Company representative will contact you to confirm your start date.

During your first three (3) business days of employment, you will be required to provide documentation that satisfies requirements of the Form I-9. Please note that this is a legal requirement under federal immigration laws.

Omar, I am excited about the prospect of your joining the ADT leadership team. Should you have any questions about any of the items indicated above, please call me.

Sincerely,

Dave Scott
Executive Vice President & Chief People and Administration Officer

I understand that neither this letter nor any statement made by the Company is intended to be a contract of employment for a definite period of time, and either the Company or I may terminate my employment relationship at any time and for any reason, with or without cause or notice. I hereby accept this offer of employment with the Company.

ACCEPTED:

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Omar Khan

3/11/2025
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Date